Exhibit 23.3



                         Consent of Independent Auditors



The Board of Directors
Trigon Healthcare, Inc.:


We consent to incorporation by reference in the registration statement (No. 333-22463) on Form S-8 of Trigon Healthcare, Inc. of our report dated April 24, 1998, relating to the statements of financial condition, with fund information, of the Trigon Blue Cross Blue Shield 401(k) Restoration Plan as of December 31, 1997 and 1996, and the related statements of income and changes in plan equity, with fund information, for each of the years in the three-year period ended December 31, 1997, which report is included in this Form 10-K/A No. 1 of Trigon Healthcare, Inc.



/s/ KPMG Peat Marwick LLP

Richmond, Virginia
April 29, 1998